Exhibit 5.1

August 13, 2026

Marriott International, Inc.

7750 Wisconsin Avenue

Bethesda, Maryland 20814

Re:	Marriott International, Inc.

Registration Statement on Form S-3 (File No. 333-277039)

Ladies and Gentlemen:

We have acted as counsel to Marriott International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated August 11, 2026 (the “Prospectus Supplement”), filed with the Commission on August 12, 2026, pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), and the offering by the Company pursuant thereto of $250,000,000 aggregate principal amount of the Company’s 4.875% Series NN Notes due 2029 (the “Series NN Notes”) and $1,000,000,000 aggregate principal amount of the Company’s 5.650% Series YY Notes due 2036 (the “Series YY Notes” and, together with the Series NN Notes, the “Notes”). In connection therewith, we have examined the registration statement on Form S-3, File No. 333-277039 (the “Registration Statement”), under the Securities Act and the prospectus included therein.

The Notes have been issued pursuant to the Indenture, dated as of November 16, 1998 (the “Base Indenture”), entered into between the Company and The Bank of New York Mellon, as successor indenture trustee to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank (the “Trustee”), as supplemented by the Officers’ Certificate pursuant to Section 301 of the Base Indenture, dated February 22, 2024, relating to the Series NN Notes, as further supplemented by the Officers’ Certificate pursuant to Section 301 of the Base Indenture, dated August 13, 2026, relating to the Series NN Notes and the Series YY Notes (the Base Indenture, as so modified, the “Indenture”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture and the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Gibson, Dunn & Crutcher LLP

200 Park Avenue | New York, NY 10166-0193 | T: 212.351.4000 | F: 212.351.4035 | gibsondunn.com

Marriott International, Inc.

August 13, 2026

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinion above. This opinion is limited to the effect of the current state of the laws of the State of New York and the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iii) any provision in any document governing the Notes waiving the right to object to venue in any court; (iv) any agreement to submit to the jurisdiction of any Federal court; (v) any waiver of the right to jury trial; or (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

Marriott International, Inc.

August 13, 2026

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of Securities” in the Registration Statement and “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP